Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-248243 on Form S-8 of our report dated March 25, 2021, relating to the financial statements of Harmony Biosciences Holdings, Inc. appearing in this Annual Report on Form 10-K of Harmony Biosciences Holdings, Inc. for the year ended December 31, 2020.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

March 25, 2021